UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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RISING TO THE OCCASION
2020 Letter to Shareholders

To my fellow shareholders:
At Citizens, we are guided by a Credo that calls for us to perform our best every day so that we can help our customers, colleagues and communities reach their potential — a commitment to service that we have maintained for more than 190 years. Few could have predicted the challenges that our nation and the world have had to face over the past year. However, challenging times often bring out the best in companies and people alike, and Citizens rose to the occasion time and again, living our Credo, making a difference, and fulfilling our purpose to support all those we serve.
The coronavirus pandemic drove changes to daily life that were unique and remarkable. Safety protocols, lockdowns, and government measures to shore up the economy touched every aspect of life and business. We also saw greater awareness and concern over racial equity and social justice, driven in part by the pandemic’s disparate impacts. Although a full return to life as we knew it will take some time, our adaptability and resilience have enabled us to continue to perform well for all of our stakeholders, and we remain optimistic about the future.
Bruce Van Saun
Chairman and Chief Executive Officer Citizens Financial Group, Inc.
Since our IPO in 2014, Citizens has maintained a deliberate focus on transforming the bank to build a stronger, more diversified business that would fortify us against economic volatility and position the company for long-term success. This strategy met the test in 2020 and has proven successful. Well-timed strategic acquisitions, along with investments and enhancements in our fee-based capabilities have helped offset the challenges presented by the pandemic, including a difficult rate and yield curve environment.
As we worked to ensure our stakeholders had the support they needed, we also continued to invest in serving customers even better with simple, seamless experiences across all of the ways they choose to bank. While the pandemic has sharply accelerated the adoption of digital banking tools, we had already been leveraging our financial strength to pursue a digital-first, data-driven strategy that has enabled us to stay on our front foot during this time of rapid change.
In short, the discipline, creativity and foresight that Citizens demonstrated before the pandemic is enabling us to successfully navigate the current environment, while setting us up well for the coming recovery and beyond.
Looking ahead, we will continue to balance the need to deliver strong short term results and execution with the required strategic moves that will enable us to serve our stakeholders well over the longer term as their needs continue to evolve. This ongoing focus on helping all those we serve is a responsibility — and a privilege — that drives our efforts each and every day.
* Throughout this Letter to Shareholders, results presented on an Underlying basis exclude the impact of notable items. Please see important information Non-GAAP Financial Measures at the end of this document for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP financial measures. References to average loans and leases exclude loans held for sale unless otherwise noted. ROTCE is return on average tangible common equity. Unless otherwise noted, percentage increases are on a year-over-year basis versus 2019.
Citizens Financial Group – Letter to Shareholders 2020 – 2

A New Level of Resilience and Adaptability
Over the course of the pandemic we stepped up in numerous ways, bringing this commitment to life. I’m proud of the ways Citizens has risen to the challenges for our customers, colleagues and communities.
Throughout the year, we’ve adapted and found new ways to make a difference. In addition to making a $5 million commitment to support communities and small businesses across our service area, we quickly implemented the U.S. Small Business Administration’s Paycheck Protection Program (PPP), doing our part to get much-needed funds into the hands of businesses that are the lifeblood of local economies. The entire bank pulled together to deliver about $5 billion in PPP funds, saving around 540,000 jobs.
In the midst of the pandemic and resulting lockdowns, Consumer Banking provided vital branch services safely and with minimal disruption, offered loan forbearance and other forms of relief for those facing financial hardship. At the same time, the Commercial Banking team worked with clients on payment flexibility and securing additional liquidity.
Over the course of the year it became clear that we are not yet where we want to be as a country with regard to issues of racism and equality. Recognizing that we all have a responsibility to pursue a society where everyone is respected and has an equal opportunity to reach their potential, we announced a $10 million commitment to help drive social equity and economic advancement in underserved communities across our footprint. In addition, we committed more than $500 million in incremental financing and capital for small businesses, housing and other developments in predominately minority communities.
For our colleagues, we acted quickly and effectively to maintain a safe work environment for both branch and office colleagues so that they could continue providing vital banking services. This included alternate work arrangements, supplemental time off for situations related to the coronavirus, and additional pay for those who could not operate remotely. We also successfully deployed colleagues into new roles across the bank to meet pandemic-driven demands both permanently and on a temporary basis — a testament to the capabilities and adaptability of our workforce.
Banking is a noble profession, and it feels good to see Citizens helping so many companies, individuals and communities.
~$5 billion
in PPP funds
$10 million
commitment to social equity
Citizens Financial Group – Letter to Shareholders 2020 – 3

Strong Execution in 2020

Disciplined execution has been a Citizens hallmark, and despite the disruption that we and every bank experienced in 2020, we were still able to deliver solid financial results. On an Underlying basis,* we reported net income of $1.1 billion, earnings per share of $2.41, and ROTCE of 7.5%. The new CECL accounting framework required that we build credit reserves tied to the pandemic, which cost us $1.73 in EPS and 5.4 percentage points in ROTCE. Our fee revenues were up 24%, which combined with tight expense discipline led to positive operating leverage of 4%, pre-provision profit growth of 12%, and an efficiency ratio of 56%. We finished the year with a strong CET1 ratio of 10% and increased our common dividend to $1.56 on an annualized basis, up 8% from 2019. While the Fed had paused share repurchases for most of 2020, in the first quarter 2021 we announced a $750 million share repurchase program.

↑25%
vs. peer average

Total Return 9/24/14–12/31/20[1]



113%
85%
60%
58%
9/24/14
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19
12/31/20
CFG
S&P 500
BKX Index
Peer Regional Bank Average

We continued our commitment to expense discipline and self-funding of investments. We achieved the ambitious TOP 6 goal to deliver approximately $225 million of pre-tax run-rate expense savings, including approximately $140 million of in-year benefits, which helped drive positive operating leverage while supporting ongoing investments in strategic initiatives. Our objective is to invest in areas and initiatives that will drive expansion of our customer base and revenues, positioning us to come out of the pandemic with solid momentum.

Record Revenue
$ in billions



+6%
$6.5
$6.9
2019
2020

Average Loans
$ in billions



+6%
$117.9
$124.5
2019
2020

Average Deposits
$ in billions



+13%
$123.3
$138.7
2019
2020

1. The graph compares the cumulative total stockholder returns for our performance since September 24, 2014 (date our shares first began to trade on the NYSE) relative to the performance of the Standard & Poor's 500® index, the KBW Nasdaq Bank Index (BKX), and the market-capitalization weighted average of our peer regional banks (CMA, FITB, HBAN, KEY, MTB, PNC, RF, TFC and USB). The graph assumes all dividends were reinvested on the date paid for CFG common stock, the S&P 500 index, the BKX and our peer regional banks.

Citizens Financial Group – Letter to Shareholders 2020 – 4

Building and Innovating a More Diversified Business Model
Citizens’ solid performance in 2020 reflects the benefit of smart acquisitions, consistent investing and deliberate focus on innovation over the past six years to build a stronger and more diversified business model.
In Consumer Banking, the 2018 acquisitions of Franklin American and Clarfeld Financial Advisors gave us scale in mortgage and expanded our wealth management capabilities. This broadening of our fee-based capabilities contributed to record revenues, up 14%, driven by mortgage banking fees that more than tripled in 2020. Growth in our national consumer lending businesses, education and Citizen Pay,™ our point-of-sale finance offering, along with our successful efforts on the PPP lending program contributed to solid loan growth of 6%. Meanwhile, our continued progress in growing households in targeted segments and increasing capabilities helped to increase deposits by 8%.
Commercial Banking continued its growth through mid-corporate and industry vertical expansions while investing in fee income capabilities. Our recent acquisitions contributed to generating record capital markets fees in 2020, up 16%, driven by M&A advisory as well as bond and equity underwriting. Additionally, Commercial led their first high yield bond offering. Commercial clients’ overall satisfaction remained strong at 95% according to the 2020 Barlow Voice of the Client survey, while satisfaction with our relationship managers improved to 98%.
Our goal in both the Consumer and Commercial business is to be our customers’ trusted advisor. We will continue the investments in talent, technology and capabilities that ensure Citizens is well-equipped to serve its customers and clients throughout their personal or business lifecycle.
Citizenship with Responsibility
We continue to work diligently to ensure that our environmental, social and governance practices reflect our core values and have made additional meaningful progress in this area. This includes establishing a formal corporate responsibility governance framework and completing our first materiality assessment to more specifically define ESG priorities. The outcome of the materiality assessment will be reported in the bank’s 2020 Corporate Responsibility Report, which will be aligned to both the GRI (Global Reporting Initiative) and SASB (Sustainability Accounting Standards Board) reporting frameworks.
Our efforts to bring great talent into the bank and create a diverse and inclusive environment where colleagues feel valued and want to build their careers is an important aspect of our ESG efforts and here too we have made meaningful progress. Fostering a diverse and inclusive culture where all stakeholders feel respected, valued, and heard and have a sense of belonging helps fuel our overall growth strategy. We have taken significant steps to enhance awareness and build capabilities and opportunities within the bank for all colleagues. This includes promoting diverse recruiting efforts within the bank and at the board level, continuing to build inclusive programming and having an independent third party regularly assess pay equity.
3x mortgage banking fees 16% record capital markets fees Citizens Financial Group – Letter to Shareholders 2020 – 5

Recognizing that great talent and a great culture contribute to the creation of long-term shareholder value, we have continued to promote colleague wellness — a central focus during the COVID-19 crisis — as well as growth and development. We had already deployed resources such as fitness and wellness centers and a range of educational resources, and our commitment in this area has remained strong through the pandemic. In addition to ensuring that our colleagues had the necessary tools and resources to continue to serve our customers safely, we shifted approximately 10,000 of our colleagues to a work from home environment and implemented several programs to support their wellness and their ability to maintain work-life balance.
We are in the midst of executing on an ambitious transformation agenda and are working to ensure that colleagues keep pace with marketplace changes. Our commitment includes investment of significant resources to strengthen key workforce capabilities and build critical skills such as leadership, agility and innovation, along with strength in digital and data analytic capabilities. One example of this is learning academies, which are enabled by our learning experience platform to offer a collection of instructional experiences and content for particular areas of expertise, such as engineering.
These ongoing efforts to make Citizens a great place to work, grow and build a career continued to bear fruit during 2020. In spite of a difficult environment for much of the year, we improved our enterprise-wide Organizational Health Index (OHI)1 score by 2 points from 2019, a 15-point improvement since 2014 that places us in the top quartile for the first time in this important measure.
Strengthening the communities we serve has always been integral to our Credo, and here too we demonstrated our commitment throughout 2020. We had more than 4,000 colleagues log more than 122,000 volunteer hours during 2020, supporting 1,685 organizations. This is especially impressive given that a majority of volunteering had to be performed virtually. During 2020, we provided significant support for programs across our service area from the bank and Citizens Charitable Foundation. And as part of our ongoing work to promote social equity, we built partnerships with and donated to additional national and local social equity organizations focused on driving sustained economic advancement and social equity in underserved communities.
Citizens named Military Friendly® Citizens ranked among Employer status that is top 100 companies for “Better for Veterans” adoption benefits
Citizens named a best place 2nd year in a row DiversityInc to work for LGBTQ equality included Citizens in the list by the Human Rights Campaign of Noteworthy companies
1. The Organizational Health Index is a McKinsey™ survey. Citizens Financial Group – Letter to Shareholders 2020 – 6

Closing Comments
In closing, I would like to thank my fellow shareholders, our customers and our nearly
18,000 colleagues for your support over the course of an extraordinary year. I would also like to thank our board of directors for their ongoing guidance and valuable contributions. I would especially like to thank Hoddy Hanna, who will be retiring from the board in April after 12 years of dedicated service, and welcome Chris Swift and Lee Alexander, who recently joined our board.
Citizens performed well and maintained a strong financial position in 2020 even as we navigated a highly uncertain time. While we will continue to face challenges over the next several years that require continued focus, discipline and strong execution, I believe we are well positioned to benefit from the expected economic recovery in 2021. And we have the right team and the right plan to serve our customers over the longer-term as we continue our journey towards becoming a top-performing bank.
Kind regards,
Bruce Van Saun
Chairman and Chief Executive Officer Citizens Financial Group, Inc.
Citizens Financial Group – Letter to Shareholders 2020 – 7

Use of Non-GAAP Financial Measures
This document contains non-GAAP financial measures denoted as Underlying results. Underlying results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by our Management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results.
The following tables present reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.
Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP. Citizens Financial Group - 8

Non-GAAP financial measures and reconciliations: Full year 2020–2014

$s in millions, except share, per share and ratio data

		FULL YEAR						
		2020	2019	2018	2017	2016	2015	2014
Total revenue, Underlying:								
Total revenue (GAAP)	A	$6,905	$6,491	$6,128	$5,707	$5,255	$4,824	$4,979
Less: Special items		—	—	—	—	—	—	288
Less: Notable items		—	—	(5)	6	67	—	—
Total revenue, Underlying (non-GAAP)	B	$6,905	$6,491	$6,133	$5,701	$5,188	$4,824	$4,691
Noninterest expense, Underlying:								
Noninterest expense (GAAP)	C	$3,991	$3,847	$3,619	$3,474	$3,352	$3,259	$3,392
Less: Restructuring charges		—	—	—	—	—	26	114
Less: Special items		—	—	—	—	—	24	55
Less: Notable items		125	68	54	55	36	—	—
Noninterest expense, Underlying (non-GAAP)	D	$3,866	$3,779	$3,565	$3,419	$3,316	$3,209	$3,223
Net income available to common stockholders, Underlying:								
Net income available to common stockholders (GAAP)	E	$950	$1,718	$1,692	$1,638	$1,031	$833	$865
Add: Restructuring charges, net of income tax expense (benefit)		—	—	—	—	—	16	72
Add: Special items, net of income tax expense (benefit)		—	—	—	—	—	15	(147)
Add: Notable items, net of income tax expense (benefit)		83	17	16	(340)	(19)	—	—
Net income available to common stockholders, Underlying (non-GAAP)	F	$1,033	$1,735	$1,708	$1,298	$1,012	$864	$790
Efficiency ratio and efficiency ratio, Underlying:								
Efficiency ratio	C/A	57.80 %	59.28 %	59.06 %	60.87 %	63.80 %	67.56 %	68.12 %
Efficiency ratio, Underlying (non-GAAP)	D/B	55.99	58.23	58.13	59.96	63.92	66.52	68.70
Return on average tangible common equity and return on average tangible common equity, Underlying:								
Average common equity (GAAP)	G	$20,438	$20,325	$19,645	$19,618	$19,698	$19,354	$19,399
Less: Average goodwill (GAAP)		7,049	7,036	6,912	6,883	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		64	71	14	2	2	4	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		376	371	359	534	502	445	377
Average tangible common equity	H	$13,701	$13,589	$13,078	$13,267	$13,322	$12,919	$12,893
Return on average tangible common equity	E/H	6.93 %	12.64 %	12.94 %	12.35 %	7.74 %	6.45 %	6.71 %
Return on average tangible common equity, Underlying (non-GAAP)	F/H	7.53	12.76	13.06	9.79	7.60	6.69	6.13
Net income per average common share - basic and diluted, Underlying:								
Average common shares outstanding - basic (GAAP)	I	427,062,537	449,731,453	478,822,072	502,157,440	522,093,545	535,599,731	556,674,146
Average common shares outstanding - diluted (GAAP)	J	428,157,780	451,213,701	480,430,741	503,685,091	523,930,718	538,220,898	557,724,936
Net income per average common share - basic (GAAP)	E/I	$2.22	$3.82	$3.54	$3.26	$1.97	$1.55	$1.55
Net income per average common share - diluted (GAAP)	E/J	2.22	3.81	3.52	3.25	1.97	1.55	1.55
Net income per average common share - basic, Underlying (non-GAAP)	F/I	2.42	3.86	3.57	2.59	1.94	1.61	1.42
Net income per average common share - diluted, Underlying (non-GAAP)	F/J	2.41	3.84	3.56	2.58	1.93	1.61	1.42

Citizens Financial Group - 9

Non-GAAP financial measures and reconciliations: 3Q13 and full year 2020 vs. 2019 comparison

$s in millions, except share, per share and ratio data

		QUARTERLY	FULL YEAR			
					2020 Change 2019	
		3Q13	2020	2019	$/bps	%
Total revenue, Underlying:						
Total revenue (GAAP)	A	$1,153	$6,905	$6,491	$414	6%
Less: Notable items		–	–	–	–	–
Total revenue, Underlying (non-GAAP)	B	$1,153	$6,905	$6,491	$414	6%
Noninterest expense, Underlying:						
Noninterest expense (GAAP)	C	$788	$3,991	$3,847	$144	4%
Less: Notable items		–	125	68	57	84
Noninterest expense, Underlying (non-GAAP)	D	788	3,866	3,779	87	2
Pre-provision profit:						
Total revenue (GAAP)	A	$1,153	$6,905	$6,491	$414	6%
Less: Noninterest expense (GAAP)	C	788	3,991	3,847	144	4
Pre-provision profit (GAAP)		$365	$2,914	$2,644	$270	10%
Pre-provision profit, Underlying:						
Total revenue, Underlying (non-GAAP)	B	$1,153	$6,905	$6,491	$414	6%
Less: Noninterest expense, Underlying (non-GAAP)	D	788	3,866	3,779	87	2
Pre-provision profit, Underlying (non-GAAP)		$365	$3,039	$2,712	$327	12%
Net income, Underlying:						
Net income (GAAP)	E	$144	$1,057	$1,791	($734)	(41%)
Add: Notable items, net of income tax benefit		–	83	17	66	NM
Net income, Underlying (non-GAAP)	F	$144	$1,140	$1,808	($668)	(37%)
Net income available to common stockholders, Underlying:						
Net income available to common stockholders (GAAP)	G	$144	$950	$1,718	($768)	(45%)
Add: Notable items, net of income tax benefit		–	83	17	66	NM
Net income available to common stockholders, Underlying (non-GAAP)	H	$144	$1,033	$1,735	($702)	(40%)
Operating leverage:						
Total revenue (GAAP)	A		$6,905	$6,491	$414	6.38%
Less: Noninterest expense (GAAP)	C		3,991	3,847	144	3.73
Operating leverage						2.65%
Operating leverage, Underlying:						
Total revenue, Underlying (non-GAAP)	B		$6,905	$6,491	$414	6.39%
Less: Noninterest expense, Underlying (non-GAAP)	D		3,866	3,779	87	2.30
Operating leverage, Underlying (non-GAAP)						4.09%
Efficiency ratio and efficiency ratio, Underlying:						
Efficiency ratio	C/A	68.49 %	57.80 %	59.28 %	(148) bps	
Efficiency ratio, Underlying (non-GAAP)	D/B	68.49	55.99	58.23	(224) bps	
Return on average tangible common equity and return on average tangible common equity, Underlying:						
Average common equity (GAAP)	I	$19,627	$20,438	$20,325	$113	1%
Less: Average goodwill (GAAP)		6,876	7,049	7,036	13	–
Less: Average other intangibles (GAAP)		9	64	71	(7)	(10)
Add: Average deferred tax liabilities related to goodwill (GAAP)		325	376	371	5	1
Average tangible common equity	J	$13,067	$13,701	$13,589	$112	1%
Return on average tangible common equity	G/J	4.34 %	6.93 %	12.64 %	(571) bps	
Return on average tangible common equity, Underlying (non-GAAP)	H/L	4.34	7.53	12.76	(523) bps	

Citizens Financial Group - 10

Non-GAAP financial measures and reconciliations: 3Q13 and full year 2020 vs. 2019 comparison

$s in millions, except share, per share and ratio data

		QUARTERLY	FULL YEAR			
					2020 Change 2019	
		3Q13	2020	2019	$	%
Tangible book value per common share:						
Common shares - at period-end (GAAP)	K		427,209,831	433,121,083	(5,911,252)	(1%)
Common stockholders' equity (GAAP)			$20,708	$20,631	$77	—
Less: Goodwill (GAAP)			7,050	7,044	6	—
Less: Other intangible assets (GAAP)			58	68	(10)	(15)
Add: Deferred tax liabilities related to goodwill (GAAP)			379	374	5	1
Tangible common equity	L		$13,979	$13,893	$86	1%
Tangible book value per common share	L/K		$32.72	$32.08	$0.64	2%
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:						
Average common shares outstanding - basic (GAAP)	M	559,998,324	427,062,537	449,731,453	(22,668,916)	(5%)
Average common shares outstanding - diluted (GAAP)	N	559,998,324	428,157,780	451,213,701	(23,055,921)	(5)
Net income per average common share - basic (GAAP)[1]	G/M	$1.04	$2.22	$3.82	($1.60)	(42)
Net income per average common share - diluted (GAAP)[1]	G/N	1.04	2.22	3.81	(1.59)	(42)
Net income per average common share - basic, Underlying (non-GAAP)[1]	H/M	1.04	2.42	3.86	(1.44)	(37)
Net income per average common share - diluted, Underlying (non-GAAP)[1]	H/N	1.04	2.41	3.84	(1.43)	(37)

[1] Earnings per share for 3Q13 is the annualized calculation of earnings per share of $0.26 multiplied by 4.

Citizens Financial Group - 11

One Citizens Plaza, Providence, RI 02903